EXHIBIT 99.1

Talon International Reports Third Quarter 2009 Financial Results

LOS ANGELES, Calif. — November 13, 2009 — Talon International, Inc. (OTCBB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the third quarter ended September 30, 2009.

Summary

o	Sales for the 3rd Quarter 2009 totaled $10.4 million, vs. $12.8 million in 2008.

o	Net loss for the 3rd Quarter totaled $647,000 in 2009, vs. a net loss of $2,440,000 in 2008.

o	Net loss year-to-date totaled $1.8 million in 2009, vs. a net loss of $3.7 million in 2008.

Financial Results

Sales for the third quarter of 2009 totaled $10.4 million, a decrease of $2.4 million or 18% from the third quarter of 2008. The decline in sales for the quarter from the same period in 2008 was a direct result of the global decline in the apparel industry. For the third quarter of 2009 the Company reported Talon® zipper sales of $5.8 million as compared to $7.2 million for the same period in 2008. Trim product sales for the third quarter of 2009 were $4.6 million, as compared to $5.5 million for the same period in 2008, and Tekfit product sales for the third quarter were $10,000 compared to $95,000 in 2008.

Sales for the nine months ended September 30, 2009 were $29.5 million as compared to $39.8 million for the same period in 2008, a decrease of $10.3 million or 26%. Talon® zipper sales for the first nine months of 2009 totaled $16.9 million as compared to $24.3 million in the prior year. Trim product sales for the first nine months of 2009 were $12.6 million, a decrease of $2.8 million from the same period in 2008. Tekfit product sales for the first nine months of 2009 were $47,000 compared to $139,000 for the first nine months of 2008.

“Despite the severe impact the global recession has had on the apparel industry in 2009 we are beginning to see signs of improvement,” said Lonnie Schnell, Talon’s CEO. “Our third quarter year-to-year revenue comparisons were slightly better than the second quarter and the second quarter was improved over the first. In our view, the initial panic and elimination of retail inventories at the end of 2008 has passed, and we believe demand at the retail and wholesale levels is beginning to build as consumer confidence improves.”

For the third quarter of 2009, the Company reported a net loss of $647,000 or $0.03 per share, as compared to net loss of $2,440,000 or $0.12 per share for the third quarter in 2008. For the nine months ended September 30, 2009 the Company reported a net loss of $1.8 million or a loss of $0.09 per share, as compared to a net loss of $3.7 million or $0.18 per share for the nine months ended September 30, 2008.

“In anticipation of the economic decline in 2009 we took sharp measures early in the year to reduce our costs and position our company for improved earnings as the recession drew to an end. We are seeing the benefit of these actions now, as our year-to-date income from operations exceeds the results in 2008 by nearly $2.0 million despite the decreased revenues,” said Schnell.

Selling expenses for the third quarter of 2009 were $430,000 reflecting a reduction of $447,000 compared to the same period in 2008. Selling expenses for the nine months ended September 30, 2009 were $1,477,000 compared to $2,365,000 for the same period in 2008, for a reduction of $888,000. General and administrative expenses for the third quarter of 2009 were $2,320,000 reflecting a decrease of $198,000 compared to the third quarter in 2008. General and administrative expenses for the nine months ended September 30, 2009 were $6,521,000 as compared to $8,948,000 for the same period in 2008, representing a year-to-date reduction of $2,427,000. The reductions in selling and general and administrative expenses are principally attributable to reductions in our global workforce and associated costs to align our costs with current sales levels. In addition to those savings, operating expenses in the third quarter of 2008 included $1,540,000 in charges associated with losses on marketable securities and the impairment of idle equipment while no such charges were required in 2009.

The net loss for the third quarter and first nine months of 2009 includes net interest expense of $684,000 and $1,982,000, respectively. The interest expense for 2009 reflects an increase of $59,000 and $164,000 for the third quarter and nine months ended September 30, 2009, respectively, as compared to net interest expense for the same periods in 2008. The net loss for the quarter and the nine months includes income tax expense of $164,000 for the third quarter of 2009 and $267,000 for the nine months ended September 30, 2009. The income tax expense is associated with foreign operations. For the three months ended September 30, 2008 the foreign income tax expense was $99,000 and there was a net tax benefit of $112,000 for the nine months ended September 30, 2008.

Conference Call

Talon International will hold a conference call on Monday, November 16, 2009, to discuss its third quarter financial results. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date:   Monday, November 16, 2009

Time:   4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)

Domestic callers:   1-800-895-0231

International callers:   1-785-424-1054

Conference ID#:   7TALON

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until December 16, 2009:

Toll-free replay number: 1-800-283-5758 International replay number: 1-402-220-0863

Pass code not required.

Forward-Looking Statements

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the company’s industry, competition and capital requirements, and the potential for growth in zipper sales and other products. Factors which could cause actual results to differ materially from these forward-looking statements include global economic conditions, pricing pressures and other competitive factors, our ability to reduce costs, and the unanticipated loss of major customers, and the level of acceptance of the company’s products by retailers and consumers. These and other risks are more fully described in the company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Talon International, Inc.

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers. Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to more than 60 apparel brands and manufacturers including Wal-Mart, J.C. Penney, Abercrombie and Fitch, Juicy Couture, Ralph Lauren, Victoria’s Secret, Target Stores, and Express. The company has offices and facilities in the United States, Hong Kong, China, India and Bangladesh.

Company Contact

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net sales	$10,426,764	$12,772,021	$29,526,283	$39,778,139
Cost of goods sold	7,476,061	9,552,669	21,029,966	28,899,918
Gross profit	2,950,703	3,219,352	8,496,317	10,878,221

Selling expenses	430,203	877,593	1,477,112	2,365,421
General and administrative expenses	2,319,592	2,518,048	6,521,422	8,948,448
Loss on marketable securities (Note 6)	—	1,040,000	—	1,040,000
Impairment loss on idle equipment	—	500,000	—	500,000
Total operating expenses	2,749,795	4,935,641	7,998,534	12,853,869

Income (loss) from operations	200,908	(1,716,289)	497,783	(1,975,648)
Interest expense, net	683,501	624,716	1,981,539	1,817,360
Loss before provision for (benefit from) income taxes	(482,593)	(2,341,005)	(1,483,756)	(3,793,008)
Provision for (benefit from) income taxes	164,563	99,150	267,073	(112,266)
Net loss	$(647,156)	$(2,440,155)	$(1,750,829)	$(3,680,742)

Basic net loss per share	$(0.03)	$(0.12)	$(0.09)	$(0.18)

Diluted net loss per share	$(0.03)	$(0.12)	$(0.09)	$(0.18)

Weighted average number of common shares outstanding:
Basic	20,291,433	20,291,433	20,291,433	20,291,433
Diluted	20,291,433	20,291,433	20,291,433	20,291,433

TALON INTERNATIONAL, INC.
Consolidated Balance Sheets

	September 30, 2009	December 31, 2008
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$1,785,750	$2,399,717
Accounts receivable, net	3,752,368	3,856,613
Inventories, net	1,633,895	1,669,149
Prepaid expenses and other current assets	601,377	473,955
Total current assets	7,773,390	8,399,434

Property and equipment, net	2,090,798	2,084,244
Equipment held for sale	349,767	407,655
Due from related parties	200,000	200,000
Intangible assets, net	4,110,751	4,110,751
Other assets	230,097	400,494
Total assets	$14,754,803	$15,602,578

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$6,645,002	$7,674,768
Accrued legal costs	454,706	383,075
Other accrued expenses	2,314,143	2,292,681
Revolver note payable	4,988,988	—
Term notes payable, net of discounts	9,485,008	—
Demand notes payable to related parties	227,582	222,264
Current portion of capital lease obligations	76,404	182,444
Current portion of notes payable	60,480	144,064
Total current liabilities	24,252,313	10,899,296

Capital lease obligations, net of current portion	24,835	1,910
Note payable to related party, net of current portion	35,967	—
Revolver note payable, net of current portion	—	4,638,988
Term notes payable, net of discounts and current portion	—	8,067,428
Other long term liabilities	722,900	756,888
Total liabilities	25,036,015	24,364,510

Commitments and contingencies (Note 13)

Stockholders' Deficit:
Preferred stock Series A, $0.001 par value; 250,000 shares authorized; no
shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized;
20,291,433 shares issued and outstanding at September 30, 2009
and December 31, 2008	20,291	20,291
Additional paid-in capital	55,018,775	54,769,072
Accumulated deficit	(65,401,861)	(63,651,032)
Accumulated other comprehensive income	81,583	99,737
Total stockholders' deficit	(10,281,212)	(8,761,932)
Total liabilities and stockholders' deficit	$14,754,803	$15,602,578

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